Exhibit 4.8

SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of October 1, 2015, among CALATLANTIC GROUP, INC. (f/k/a Standard Pacific Corp.), a Delaware corporation and successor-in-interest to Standard Pacific Escrow LLC, a Delaware limited liability company (the “Company”), each of the Subsidiaries of the Company party hereto (each, a “Guaranteeing Subsidiary” and, together, the “Guaranteeing Subsidiaries”) and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS the Company has heretofore executed and delivered to the Trustee an indenture (as amended or supplemented prior to the date hereof, the “Indenture”) dated as of September 17, 2009, in respect of the issuance of an aggregate principal amount of $280,000,000 of 10.750% Senior Notes due 2016 (the “Notes”);

WHEREAS, Section 4.14 of the Indenture provides that, under certain circumstances, if any Restricted Subsidiaries of the Company, directly or indirectly, guarantee any Other Public Notes or other notes issued by the Company under an indenture or comparable documents to indentures used in jurisdictions outside of the United States (other than guarantees in existence on the Original Issue Date), such Restricted Subsidiaries shall simultaneously execute and deliver a supplemental indenture to the Indenture providing for the guarantee of the Notes on the same terms as the guarantee of such Other Public Notes;

WHEREAS, simultaneously herewith, the Guaranteeing Subsidiaries are becoming Restricted Subsidiaries of the Company pursuant to the merger (the “Merger”) of The Ryland Group, Inc., a Maryland corporation and parent company to each of the Guaranteeing Subsidiaries immediately prior to the Merger, with and into the Company;

WHEREAS, the Guaranteeing Subsidiaries are guarantors of Other Public Notes or other notes issued by the Company under an indenture or comparable documents to indentures used in jurisdictions outside of the United States (other than guarantees in existence on the Original Issue Date) on a senior unsecured basis; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Trustee, the Company and the Guaranteeing Subsidiaries mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. Capitalized Terms. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to them in the Indenture.

2. Agreement to Guarantee. The Guaranteeing Subsidiaries hereby agree, jointly and severally with all other Guarantors, to unconditionally guarantee the obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in Article Eleven of the Indenture and to be bound by all other applicable provisions of the Indenture.

3. Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of the Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

4. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

5. Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company, and the Trustee assumes no responsibility for their correctness.

6. Duplicate Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

7. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.

8. No Adverse Interpretation of Other Agreements. This Supplemental Indenture may not be used to interpret another indenture, loan or debt agreement of the Company or a Subsidiary. Any such indenture, loan or debt agreement may not be used to interpret this Supplemental Indenture.

9. No Recourse Against Others. A director, officer, employee, controlling person, manager or equity holder, as such, of the Company or the Guaranteeing Subsidiaries shall not have any liability for any obligations of the Company or the Guaranteeing Subsidiaries under the Notes or the Indenture or for any claim based on, in respect of or by reason of, such obligations or their creation. Each Holder by accepting the Notes waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

10. Successors and Assigns. All covenants and agreements of the Company and the Guaranteeing Subsidiaries in this Supplemental Indenture and the Notes shall bind their respective successors and assigns. All agreements of the Trustee in this Supplemental Indenture shall bind its successors and assigns.

11. Severability. In case any one or more of the provisions contained in this Supplemental Indenture or the Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Supplemental Indenture or the Notes.

12. Notices. Any order, consent, notice or communication shall be sufficiently given if in writing and delivered in person or mailed by first class mail, postage prepaid, addressed as follows:

If to the Company or any Guaranteeing Subsidiary:

c/o CalAtlantic Group, Inc.

15326 Alton Parkway

Irvine, California 92618

Attn: Secretary

13. Amendments and Modification. This Supplemental Indenture may be amended, modified, or supplemented only as permitted by the Indenture and by written agreement of each of the parties hereto.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

CALATLANTIC GROUP, INC.

By:	/s/ John P. Babel
Name:	John P. Babel
Title:	Executive Vice President, General Counsel & Secretary

RYLAND ORGANIZATION COMPANY
THE RYLAND CORPORATION

By:	/s/ Timothy J. Geckle
Name:	Timothy J. Geckle
Title:	Senior Vice President & Secretary

RH BUILDERS OF INDIANA, INC.
RH INVESTMENT OF INDIANA, INC.
RYLAND COMMUNITIES, INC.
RYLAND HOMES INVESTMENT-TEXAS, INC.
RYLAND HOMES OF TEXAS, INC.
RYLAND HOMES OF ARIZONA, INC.
RYLAND HOMES OF CALIFORNIA, INC.
THE REGENCY ORGANIZATION, INC.

By:	/s/ Peter G. Skelly
Name:	Peter G. Skelly
Title:	President

RH OF INDIANA, L.P.

By:	RH Builders of Indiana, Inc., its General Partner

By:	/s/ Peter G. Skelly
Name:	Peter G. Skelly
Title:	President

[Signature Page – Second Supplemental Indenture]

RYLAND HOMES OF NEVADA, LLC

By:	The Ryland Group, Inc., its Sole Member

By:	/s/ Larry T. Nicholson
Name:	Larry T. Nicholson
Title:	President and Chief Executive Officer

[Signature Page – Second Supplemental Indenture]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Valère Boyd
Name:	Valère Boyd
Title:	Vice President

[Signature Page – Second Supplemental Indenture]